Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS

OF SERIES C PERPETUAL NON-CUMULATIVE NON-CONVERTIBLE PREFERRED STOCK OF

UNITED BANCSHARES, INC.

United Bancshares, Inc., a corporation duly organized under the laws of the Commonwealth of Pennsylvania (the “Corporation”), in accordance with the provisions of Section 1522(c) of the Pennsylvania Business Corporation Law of 1888 thereof, does hereby certify:

The board of directors of the Corporation (the “Board”) in accordance with its Amended and Restated Articles of Incorporation, as amended to date, and the Bylaws of the Corporation, as amended to date, and applicable law, duly adopted the following resolution on May 14, 2021, creating a series of 3,000 shares of the Corporation’s preferred stock, par value $0.01 per share, which series of Preferred Stock is to be designated as “Series C Perpetual Non-Cumulative Non-Convertible Preferred Stock”:

RESOLVED, that the Board, pursuant to Article Fourth of the Company’s Amended and Restated Articles of Incorporation, as amended to date, hereby authorizes the create of a new series of Preferred Stock of the Company, such series to be designated as “Series C Perpetual Non-Cumulative Non-Convertible Preferred Stock”, with the terms, privileges, designations, rights, limitations and restrictions as follows:

Section 1.Designation.  There is hereby created out of the authorized and unissued shares of preferred stock (“Preferred Stock”) of United Bancshares, Inc. (the “Corporation”) a series of Preferred Stock designated as “Series C Perpetual Non-Cumulative Non-Convertible Preferred Stock” (“Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.

Section 2.Number of Designated Shares.  The authorized number of shares of Series C Preferred Stock shall initially be 3,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, excluding shares of any other series of Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series C] Preferred Stock then outstanding) by the Board of Directors.  Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.  The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

Section 3.Definitions.  As used herein with respect to Series C Preferred Stock:

(a)“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(b)“Articles of Incorporation” means the Restated and Amended Articles of Incorporation of the Corporation, as amended from time to time, and shall include this Certificate of Designations.

(c)“BHC Act” has the meaning set forth in Section 5(b)(ii).

(d)“Board of Directors” means the Board of Directors of the Corporation or a committee of the Board of Directors duly authorized by the Board of Directors to declare dividends on the Series C Preferred Stock or take other action relating to the Series C Preferred Stock.

(e)“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the City of New York, New York and Philadelphia, Pennsylvania are not authorized or obligated by law, regulation or executive order to close.

(f)“Bylaws” means the Amended and Restated Bylaws of the Corporation, as amended from time to time.

(g)“Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may be amended or supplemented from time to time.

(h)“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation, including the subclass Common Stock designated as Class B Common Stock.

(i)“Corporation” has the meaning set forth in the Preamble.

(j)“Distribution Transaction” means any distribution of equity securities of a subsidiary of the Corporation to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

(k)“Dividend Parity Stock” means any class or series of stock of the Corporation (and any warrants, rights, calls, options or any other convertible securities, exercisable for or convertible into such stock) that ranks on a parity with Series C Preferred Stock in the payment of current dividends, including the Series A Preferred Stock and the Series B Preferred Stock.

(l)“Dividend Payment Date” has the meaning set forth in Section 4(a).

(m)“Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) (and any warrants, rights, calls, options or any other convertible securities, exercisable for or convertible into such stock) that ranks junior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(n)“Liquidation Preference” has the meaning set forth in Section 5.

(o)“Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series C Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of the Corporation, including the Series A Preferred Stock and the Series B Preferred Stock.

(p)“Original Issue Date” means the date on which such share of Series C Preferred Stock was originally issued by the Corporation.

(q)“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

(r)“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(s)“Reference Package” means the number of shares of Common Stock equal to the quotient of (i) the Stated Amount divided by (ii) the Reference Price.

(t)“Reference Price” means, for each share of Series C Preferred Stock, a dollar amount equal to $3.10, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction affecting the Common Stock.

(u)“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series C Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Stated Amount of $1,000 per share of Series C Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series C Preferred Stock is outstanding.

(v)“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation.

(w)“Series B Preferred Stock” means the 7.00% Noncumulative Perpetual Preferred Stock , Series B of the Corporation.

(x)“Series C Preferred Stock” has the meaning set forth in Section 1.

(y)“Stated Amount” means, in respect of Series C Preferred Stock, $500.00 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Articles of Incorporation or applicable certificate of designations.

Section 4.Ranking.

(a)The Series C Preferred Stock will rank senior and have priority as to dividend rights, payment priority and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, over the Common Stock and any other Junior Stock.

(b)The Series C Preferred Stock will rank pari passu with the most senior existing class or series of preferred stock of the Corporation’s stock with any shares issued and outstanding as of the date hereof.

(c)Not in limitation of anything contained herein, and for the purposes of clarify, the Series C Preferred Stock is subordinated to the general creditors and subordinated debt holders of the Corporation and the depositors of the Corporation or the Corporation’s bank subsidiaries, if any, in any receivership, insolvency, liquidation or similar proceeding.

Section 5.Dividends.

(a)Rate.  Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, noncumulative cash dividends on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock or any other Junior Stock) are payable on or in respect of Common Stock comprising part of the Reference Package (such date, a “Dividend Payment Date”), in an amount per whole share of the Series C Preferred Stock equal to the aggregate amount of dividends (other than dividends or distributions payable in Common Stock or any other Junior Stock) that would be payable on such date to a holder of the Reference Package (subject to the anti-dilution adjustments set forth in Section 5(b)), to holders of record on the 15th calendar day before such Dividend Payment Date or such other Record Date not more than thirty (30) nor less than ten (10) days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend.  If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment.  The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series C Preferred Stock.

(b)Anti-dilution Adjustments.

(i)If, following the Original Issue Date, there occurs one or more stock splits, stock dividends (including, for the avoidance of doubt, any dividends of Common Stock), reverse stock splits or similar recapitalization events with respect to the Series C Preferred Stock and/or the Common Stock, then the number of shares of Common Stock included in the Reference Package owed to holders of Series C Preferred Stock under Section 5(a) shall be appropriately and equitably adjusted.

(ii)If, following the Original Issue Date, the Corporation declares, pays or otherwise makes any dividend or distribution of Common Stock (or rights, options or warrants entitling the holders thereof to subscribe or purchase shares of Common Stock), the Series C Preferred Stock shall not receive dividends pursuant to Section 5(a) and, the Series C Preferred Stock shall instead be equitably adjusted, whether through receipt of a cash dividend, a decrease of the Reference Price or a change to the number of shares of Common Stock included in the Reference Package, in each case reflecting an amount equal to the fair market value of the dividend that each share of the Series C Preferred Stock would have received had the holders of the Series C Preferred Stock held shares of Common Stock, and/or otherwise, to put the holders of the Series C Preferred Stock in substantially the same position as if each share of Series C Preferred Stock had participated in such Distribution Transaction or other distribution.

(c)Dividends Noncumulative.  Dividends on shares of Series C Preferred Stock shall not be cumulative.  Holders of Series C Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.  Holders of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Preferred Stock as specified in this Section 5 (subject to the other provisions of this Certificate of Designations).

(d)Priority of Dividends.  So long as any share of Series C Preferred Stock remains outstanding,

(i)no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be declared on the Common Stock unless dividends on all outstanding shares of Series C Preferred Stock for the corresponding dividend payment date have been declared (or are simultaneously declared) in full;

(ii)no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be paid on the Common Stock unless dividends on all outstanding shares of Series C Preferred Stock for the corresponding dividend payment date have been paid in full or declared and a sum sufficient for the payment thereof has been set aside;

no dividends (other than dividends payable in Common Stock or any other Junior Stock) may be declared on any Junior Stock other than the Common Stock unless dividends on all outstanding shares of Series C Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment during the immediately preceding calendar quarter.

(e)Redemption and Repurchase of Dividend Parity Stock and Junior Stock.  So long as any share of Series C Preferred Stock remains outstanding, unless dividends on all outstanding shares of Series C Preferred Stock declared or required to be declared pursuant to Section 5(a) by the Board of Directors have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment during the immediately preceding calendar quarter, no monies may be paid or made available for a sinking fund for the redemption or retirement of Dividend Parity Stock or Junior Stock, nor shall any shares of Dividend Parity Stock or Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall the Board of Directors authorize any of the following other than:

(i)as a result of (x) a reclassification of Dividend Parity Stock or Junior Stock, or (y) the exchange or conversion of one share of Dividend Parity Stock or Junior Stock for or into another share of Dividend Parity Stock that does not rank senior to such Dividend Parity Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other stock that ranks junior to the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, as the case may be;

(ii)through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock that does not rank senior to such Dividend Parity Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other stock that ranks junior to the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, as the case may be;

(iii)repurchases, redemptions or other acquisitions of shares of Junior Stock in connection with (x) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (y) a dividend reinvestment or stockholder stock purchase plan; or

(iv)any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan.

Section 6.Liquidation Rights.

(a)Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series C Preferred Stock will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Liquidation Preference”).

(b)Partial Payment.  If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series C Preferred Stock and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series C Preferred Stock and all such Liquidation Preference Parity Stock.  In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series C Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c)Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Series Preferred Stock and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 6, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series C Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 7.Redemption

(a)Optional Redemption.  The Series C Preferred Stock is perpetual and has no maturity date.  The Corporation may, at its option, redeem the shares of Series C Preferred Stock (i) in whole or in part, from time to time, on or after the fifth (5th) anniversary of the Original Issue Date of such shares, or (ii) in whole but not in part at any time within ninety (90) days following a Regulatory Capital Treatment Event, in each case, at a cash redemption price equal to the Stated Amount, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date; provided, that the Corporation shall not declare, pay or set aside any dividends on shares of any class or series of Junior Stock in the fiscal quarter in which any redemption of the Series C Preferred Stock takes place pursuant to this Section 7(a) unless the Series C Preferred Stock would be entitled to participate in such dividend pursuant to Section 5(a) hereof).  The redemption price for any shares of Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series C Preferred Stock are issued in certificated form.  Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Record Date for a Dividend Payment Date shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Record Date relating to the Dividend Payment Date as provided in Section 4 above.  Notwithstanding the foregoing, the Corporation may not redeem shares of Series C Preferred Stock without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

(b)No Sinking Fund. The Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Series C Preferred Stock will have no right to require redemption of any shares of Series C Preferred Stock.

(c)Notice of Redemption.  Notice of every redemption of shares of Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.  Notwithstanding the foregoing, if the Series C Preferred Stock or any depositary shares representing interests in the Series C Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series C Preferred Stock at such time and in any manner permitted by such facility.  Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends will cease to accrue on the redemption date.

(d)Partial Redemption.  In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors may determine to be fair and equitable.  Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series C Preferred Stock shall be redeemed from time to time.  If the Corporation shall have issued certificates for the Series C Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e)Effectiveness of Redemption.  If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series C Preferred Stock are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest.  Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and thereafter the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 8.Voting Rights.

(a)General.  The holders of Series C Preferred Stock will have no voting rights except as set forth below or as otherwise from to time required by law.

(b)Other Voting Rights.  So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of a majority of the shares of Series C Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i)Alteration of Series C Preferred Stock. Any action that would amend, alter, repeal or change the rights, preferences or privileges provided for the benefit of the holders of the Series C Preferred Stock;

(ii)Increase or Decrease to Number of Series C Preferred Stock.  Any increase or decrease in the authorized number of shares of Series C Preferred Stock or issuance of shares of Series C Preferred Stock after the Original Issue Date;

(iii)Authorization of Senior Stock.  Any amendment, restatement or alteration of the Articles of Incorporation or Bylaws to, or any other action by the Corporation to, create (by reclassification or otherwise), issue or authorize any new class or series of capital stock of the Corporation ranking senior to Series C Preferred Stock in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation;

(iv)Amendment of Articles of Incorporation or Bylaws.  Any amendment, alteration or repeal of any provision of the Articles of Incorporation or Bylaws of the Corporation that would adversely affect the voting powers, preferences, privileges or special rights of the Series C Preferred Stock; provided, however, that the amendment of the Articles of Incorporation to authorize or create, or to increase the authorized amount of, any Junior Stock or any class or series or any securities convertible into shares of any class or series of Dividend Parity Stock or other series of Preferred Stock ranking equally with the Series C Preferred Stock with respect to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences, privileges or special rights of the Series C Preferred Stock; provided, further, any change to the number of directors or number or classes of directors shall not be deemed to adversely affect the voting powers, preferences or special rights of the holders of the Preferred Stock;

(v)Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions.  Any consummation of (x) a binding share exchange or reclassification involving the Series C Preferred Stock, (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Corporation into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of Series ] Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series C Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights (including conversion rights), preferences, privileges and voting powers, and limitations and restrictions, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights (including conversion rights), preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole; or

(vi)Agreement or Consent.  Any agreement or consent to any of the foregoing.

Section 9.Notices.  All notices or communications in respect of the Series C Preferred Stock shall be in writing and, unless otherwise specified herein, shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Corporation, to its office at 30 South 15th Street, Philadelphia, PA  19102, Attention:  Evelyn Smalls, President and CEO (ii) if to any holder of Series C Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the transfer agent) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

Section 10.Other Rights.  The shares of Series C Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation.  The holders of Series C Preferred Stock shall not have any preemptive rights or conversion rights.

Section 11.Certificates.

(a)Uncertificated Shares.  The Corporation may at its option issue shares of Series C Preferred Stock without certificates.

(b)Replacement Certificates. If physical certificates evidencing the Series C Preferred Stock are issued, the Corporation shall replace any mutilated certificate of a holder of Series C Preferred Stock at such holder’s expense upon surrender of that certificate to the transfer agent. The Corporation shall replace certificates that become destroyed, stolen or lost at such holder’s expense upon delivery to the Corporation and the transfer agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the transfer agent and the Corporation.